EXHIBIT 23.01

INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-14495 of Panda Funding
Corporation, Panda Interfunding Corporation and Panda Interholding of our report dated January 10, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of such financial statements) on the consolidated financial statements of Panda Interfunding
Corporation appearing in the Prospctus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Dallas, Texas
February 13, 1997